EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-215574) of Sabra Health Care REIT, Inc. of our report dated February 25, 2019 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Sabra Health Care REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, California

May 20, 2019